Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-172776) of Fibrocell Science, Inc. of our report dated March 30, 2012, except for Note 14, which is dated as of December 10, 2012. We also consent to the references to us under the heading “Financial Statements & Supplementary Data” in this Form 8-K.

/s/ BDO USA, LLP

Houston, Texas

December 13, 2012